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                                  EXHIBIT 11.

                        STATEMENT REGARDING COMPUTATION

                                      OF

                              PER SHARE EARNINGS

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             AUBURN NATIONAL BANCORPORATION, INC. AND SUBSIDIARIES
             Statement Regarding Computation of Per Share Earnings


                                                          December 31,
                                          -------------------------------------------
Primary:                                       1996           1995            1994
                                              ------         ------          ------
Average shares outstanding                  $1,304,742     1,301,372      1,245,845
Dilutive Stock Options -
 based on the treasury stock method
 using the average market price for
 the period                                         --           --             --
                                            ----------    ----------     ----------

Total                                        1,304,742     1,301,372      1,245,845
                                            ==========    ==========     ==========

Net Income                                  $2,753,354    $2,091,234     $2,102,090
                                            ==========    ==========     ==========

Earnings per share amounts:

Disclosed (1)                                    $2.11         $1.61          $1.69
Computed                                         $2.11         $1.61          $1.69


Fully-Diluted:

Average shares outstanding                   1,304,742     1,301,372      1,245,845
Dilutive Stock Options -
 based on the treasury stock method
 using the period-end market price
 for the period                                     --            --             --
                                            ----------    ----------     ----------

Total                                        1,304,742     1,301,372      1,245,845
                                            ==========    ==========     ==========

Net Income                                  $2,753,354    $2,091,234     $2,102,090
                                            ==========    ==========     ==========

Earnings per share amounts:

Disclosed (1)                                    $2.11         $1.61          $1.69
Computed                                         $2.11         $1.61          $1.69


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     (1) The Company reserved 75,000 shares of Common Stock in May of 1994 for issuance under stock option plans. The exercise price of such options is to be determined at the time an option is granted. Since no options have been granted as of the date of this Report and, therefore, no exercise price has been established, no incremental shares have been included in the computation of earnings per share in the statement of earnings under the provisions of Accounting Principles Board Opinion Number 15, which provides that any reduction of less than 3% need not be considered as dilutive.